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                                                                          EX 4.4

                             ARTICLES SUPPLEMENTARY
                           RIGHTS OF SERIES A JUNIOR
                         PARTICIPATING PREFERRED STOCK

                                       of

                     SECURITY CAPITAL ATLANTIC INCORPORATED

     The undersigned, being a duly authorized officer of Security Capital Atlantic Incorporated, a Maryland corporation (the "Corporation"), does hereby certify to the State Department of Assessments and Taxation of Maryland pursuant to Section 2-208(b) of the Maryland General Corporation Law that:

     FIRST: The Board of Directors of the Corporation (the "Board of Directors") has reclassified 746,032 unissued shares of Common Stock, $.01 par value per share (the "Common Shares"), of the Corporation as shares of Series A Junior Participating Preferred Stock.

     SECOND: The following is a description of the Series A Preferred Shares (as defined below), including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption thereof:

     Section 1. Designation and Amount. There shall be a series of preferred stock of the Corporation, $0.01 par value per share, which shall be designated "Series A Junior Participating Preferred Stock," $0.01 par value per share (the "Series A Preferred Shares"), and the number of shares constituting that series shall be 746,032. Such number of shares may be increased or decreased by resolution of the Board of Directors and by the filing of articles supplementary in accordance with the provisions of the Maryland General Corporation Law stating that such increase or reduction has been so authorized; provided, however, that no decrease shall reduce the number of Series A Preferred Shares to a number less than the number of Series A Preferred Shares then outstanding plus the number of Series A Preferred Shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

     Section 2.  Dividends and Distributions.

     (A) Subject to the prior and superior rights of the holders of any shares of any class or series of preferred shares of the Corporation ranking prior and superior to the Series A Preferred Shares with respect to dividends, the holders of Series A Preferred Shares shall be entitled to receive, when, as and if authorized and declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash to holders of record on the last Business Day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), (commencing on the first Quarterly Dividend Payment Date after the first issuance of a Series A Preferred Share or fraction thereof)

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in an amount per share (rounded to the nearest cent) equal to the greater of (a)
$1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in Common Shares (hereinafter defined) or a subdivision of the outstanding Common Shares (by a reclassification or otherwise), declared on the Common Shares since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any Series A Preferred Share or fraction thereof. In the event the Board of Directors shall at any time following March 12, 1996 (i) authorize and declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the amount to which holders of Series A Preferred Shares were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying each such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

     (B) The Board of Directors of the Corporation shall authorize and declare a dividend or distribution on the Series A Preferred Shares as provided in paragraph (A) above at the time it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares).

     (C) No dividend or distribution (other than a dividend or distribution payable in Common Shares) shall be paid or payable to the holders of Common Shares unless, prior thereto, all accrued but unpaid dividends to the date of that dividend or distribution shall have been paid to the holders of Series A Preferred Shares.

     (D) Dividends shall begin to accrue and be cumulative on outstanding Series A Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issuance of such Series A Preferred Shares, unless the date of issuance of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issuance of such shares, or unless the date of issuance is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Series A Preferred Shares entitled to receive payment of a dividend or distribution, authorized and declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

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     Section 3.  Voting Rights.  The holders of Series A Preferred Shares shall have the following voting rights:

     (A) Subject to the provision for adjustment hereinafter set forth, each one one-hundredth of a Series A Preferred Share shall entitle the holder thereof to one vote on all matters submitted to a vote of the shareholders of the Corporation. In the event the Board of Directors shall at any time following March 12, 1996 (i) authorize and declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the number of votes per share to which holders of Series A Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

     (B) Except as otherwise provided herein or required by law, the holders of Series A Preferred Shares and the holders of Common Shares and any other shares of stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

     (C)  (i)   Whenever, at any time or times, dividends payable on any Series
     A Preferred Shares shall be in arrears in an amount equal to at least six full quarterly dividends (whether or not authorized and declared and whether or not consecutive), the holders of record of the outstanding Series A Preferred Shares shall have the exclusive right, voting separately as a single class, to elect two directors of the Corporation at a special meeting of shareholders of the Corporation or at the Corporation's next annual meeting of shareholders, and at each subsequent annual meeting of shareholders, as provided below. At elections for such directors, the holders of Series A Preferred Shares shall be entitled to cast one vote for each one one-hundredth of a Series A Preferred Share held, subject to adjustment.

          (ii) Upon the vesting of such right of the holders of Series A Preferred Shares, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of the outstanding Series A Preferred Shares as hereinafter set forth. A special meeting of the shareholders of the Corporation then entitled to vote shall be called by any Co-Chairman, Managing Director, Senior Vice President or the Secretary of the Corporation, if requested in writing by the holders of record of not less than 10% of the Series A Preferred Shares then outstanding. At such special meeting, or, if no such special meeting shall have been called, then at the next annual meeting of shareholders of the Corporation, the holders of Series A Preferred Shares shall elect, voting as above provided, two directors of the Corporation to fill the aforesaid vacancies created by the automatic increase in the number of members of the Board of Directors. At any and all

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     such meetings for such election, the holders of a majority of the outstanding Series A Preferred Shares shall be necessary to constitute a quorum for such election, whether present in person or by proxy, and such two directors shall be elected by the vote of at least a plurality of shares held by such shareholders present or represented at the meeting.
     Any director elected by holders of Series A Preferred Shares pursuant to this Section may be removed at any annual or special meeting, by vote of a majority of the shareholders voting as a class who elected such director, with or without cause. In case any vacancy shall occur among the directors elected by the holders of the Series A Preferred Shares pursuant to this Section, such vacancy may be filled by the remaining director so elected, or his successor then in office, and the director so elected to fill such vacancy shall serve until the next meeting of shareholders for the election of directors. After the holders of the Series A Preferred Shares shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be further increased or decreased except by vote of the holders of Series A Preferred Shares as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Preferred Shares.

          (iii) The right of the holders of Series A Preferred Shares, voting separately as a class, to elect two members of the Board of Directors of the Corporation as aforesaid shall continue until, and only until, such time as all arrears in dividends (whether or not declared) on Series A Preferred Shares shall have been paid, authorized or declared and set apart for payment, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above-mentioned. Upon any termination of the right of the holders of Series A Preferred Shares as a class to vote for directors as herein provided, the term of office of all directors then in office elected by the holders of Series A Preferred Shares pursuant to this Section shall terminate immediately. Whenever the term of office of the directors elected by the holders of Series A Preferred Shares pursuant to this Section shall terminate and the special voting powers vested in the holders of Series A Preferred Shares pursuant to this Section shall have expired, the maximum number of members of the Board of Directors of the Corporation shall be such number as may be provided for in the Bylaws of the Corporation irrespective of any increase made pursuant to the provisions of this Section.

     (D) Except as otherwise provided herein or required by law, holders of Series A Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of the Common Shares as provided herein) for taking any corporate action.

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     Section 4.  Certain Restrictions.

     (A) Whenever any quarterly dividends or other dividends or distributions payable on the Series A Preferred Shares as provided in Section 2 are in arrears, then, thereafter and until all accrued and unpaid dividends and distributions, whether or not authorized and declared, on Series A Preferred Shares outstanding shall have been paid in full, the Corporation shall not:

          (i) authorize, declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares, other than dividends paid or payable in such junior shares;

          (ii) authorize, declare or pay dividends on or make any other distributions on any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except dividends paid ratably on the Series A Preferred Shares, and all such parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

          (iii) redeem or purchase or otherwise acquire for consideration shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, provided that the Corporation may at any time redeem, purchase or otherwise acquire any such parity shares in exchange for shares of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Shares; or

          (iv) purchase or otherwise acquire for consideration any Series A Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

     (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of the Corporation unless the Corporation could, under paragraph (A) of this Section, purchase or otherwise acquire such shares at such time and in such manner.

     Section 5. Reacquired Shares. Any Series A Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued preferred shares and may be reissued as part of a new series of preferred shares

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to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

     Section 6. Liquidation, Dissolution or Winding Up. (A) Upon any voluntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to Series A Preferred Shares unless, prior thereto, the holders of Series A Preferred Shares shall have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of Series A Preferred Shares unless, prior thereto, the holders of Common Shares shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as share splits, share dividends and recapitalizations with respect to the Common Shares) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding Series A Preferred Shares and Common Shares, respectively, holders of Series A Preferred Shares and holders of Common Shares shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio, on a per share basis, of the Adjustment Number to 1 with respect to such Series A Preferred Shares and Common Shares, on a per share basis, respectively.

     (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred shares, if any, which rank on a parity with the Series A Preferred Shares, then such remaining assets shall be distributed ratably to the holders of the Series A Preferred Shares and such parity shares in proportion to their respective liquidation preferences.

     (C) In the event the Corporation shall at any time following March 12, 1996
(i) declare any dividend on the Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

     Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case, the Series A Preferred Shares shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth)

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equal to 100 times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is exchanged or changed. In the event the Board of Directors shall at any time (i) authorize and declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Preferred Shares shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

     Section 8. Redemption. The Series A Preferred Shares shall not be redeemable by the Corporation. The preceding sentence shall not limit the ability of the Corporation to purchase or otherwise deal in such shares to the extent permitted by law.

     Section 9. Ranking. The Series A Preferred Shares shall rank junior to all other series of the Corporation's preferred stock (whether with or without par value) as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

     Section 10. Amendment. Neither the Corporation's Amended and Restated Articles of Incorporation, nor any Articles Supplementary relating to the Series A Preferred Shares shall be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Shares so as to affect the holders of Series A Preferred Shares adversely without the affirmative vote of the holders of a majority or more of the outstanding Series A Preferred Shares, voting separately as a class.

     Section 11. Fractional Shares. Series A Preferred Shares may be issued in fractions of a share that are integral multiples of one-one hundredth of a share, which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends and participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Shares.

     THIRD: The Series A Preferred Shares have been reclassified and designated by the Board of Directors under the authority contained in the charter of the Corporation. These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

     FOURTH: The undersigned officer acknowledges these Articles Supplementary to be the act of the Corporation and further, as to all matters or facts required to be verified under oath, such officer acknowledges that to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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     IN WITNESS WHEREOF, these Articles Supplementary have been duly executed by the undersigned officer this 18th day of October, 1996.


                              SECURITY CAPITAL ATLANTIC INCORPORATED



                              By: /s/ Jeffrey A. Klopf
                                 ---------------------
                              Name:  Jeffrey A. Klopf
                              Title: Senior Vice President and Secretary

Attest:



By: /s/ Lucinda Marker
   -------------------
Name:  Lucinda Marker
Title: Assistant Secretary

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